Exhibit 6.4

CONVERTIBLE PROMISSORY NOTE

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (II) AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER, INCLUDING RULE 144, SUBJECT TO COMPLIANCE WITH APPLICABLE LAW AND THE TERMS OF THIS NOTE.

Principal Amount: $103,250.00

Issue Date: May 13, 2026

Maturity Date: May 13, 2029

FOR VALUE RECEIVED, BitFrontier Capital Holdings, Inc. (OTCID: BFCH), a Wyoming corporation doing business as UNLOCKD, Inc., with its principal executive offices located at 342 N Queen Street, Warehouse D, Lancaster, Pennsylvania 17603 (the “Borrower” or the “Company”), hereby promises to pay to the order of Pinz Capital Special Opportunities Fund, LP, an exempted limited partnership organized under the laws of the Cayman Islands, with a registered address at 27 Hospital Road, George Town, KY1-9008, Cayman Islands, and a principal business address at 80 Dogwood Ave, Roslyn, New York 11576, together with its permitted successors and assigns (the “Holder”), the principal sum of One Hundred Three Thousand Two Hundred Fifty Dollars ($103,250.00) (the “Principal Amount”), together with accrued but unpaid interest thereon, payable in lawful money of the United States of America or through the issuance of equity securities of the Company in accordance with the terms hereof.

This Convertible Promissory Note (this “Note”) is issued as an unsecured convertible promissory obligation of the Company and is subject to the following terms:

ARTICLE I. DEFINITIONS

For purposes of this Note:

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under common control with another Person.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than Saturday, Sunday, or a legal holiday on which commercial banks in Wyoming are authorized to close.

“Change of Control” means any merger, consolidation, recapitalization, sale of substantially all assets, reverse merger, uplisting to a national securities exchange, or other transaction in which the Company’s shareholders immediately prior thereto cease to hold a majority of the voting power immediately thereafter; provided, however, that Change of Control shall not include any internal corporate reorganization, subsidiary formation, holding company restructuring, or similar transaction in which ultimate voting control of the Company remains substantially unchanged.

“Common Stock” means the Company’s common stock, par value $0.0001 per share.

“Conversion Date” means the date Holder delivers a Notice of Conversion.

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“Conversion Price” means the lesser of:

(a) $0.001 per share; or

(b) sixty-five percent (65%) of the lowest traded price of the Common Stock during the ten (10) Trading Days immediately preceding the applicable Conversion Date, with such price rounded down to the nearest one-millionth of a dollar ($0.000001); provided, however, that in no event shall the Conversion Price be less than $0.0001 per share, which is the par value of the Common Stock.

“Person” means any individual, partnership, corporation, limited liability company, trust, association, governmental entity, or other legal entity.

“Regulation A” means Regulation A promulgated under the Securities Act, as amended from time to time, including Tier 1 or Tier 2 offerings thereunder.

“Trading Day” means any day the Common Stock is quoted or traded on OTC Markets or any national securities exchange.

ARTICLE II. PRINCIPAL, INTEREST, AND MATURITY

2.1 Principal

The outstanding principal balance of this Note shall be $103,250.00.

2.2 Interest

Interest shall accrue on the unpaid Principal Amount at twelve percent (12%) per annum, simple interest, computed on a 365-day basis.

2.3 Payment in Kind

No periodic cash payment of interest shall be required. All accrued but unpaid interest shall accrue in kind (“PIK Interest”) and become payable only upon:

(a)	conversion;
(b)	maturity;
(c)	acceleration.

2.4 Company Election at Maturity

At maturity, Company may satisfy accrued interest:

(a)	in cash; or
(b)	at the election of the Holder, in Common Stock pursuant to Article III.

2.5 Maturity

This Note shall mature three (3) years from Issue Date (the “Maturity Date”) unless sooner converted or accelerated. On the Maturity Date, all unpaid interest and principal shall be due and payable.

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2.6 Prepayment

The Company may not prepay this Note prior to the Maturity Date without the consent of the Holder, other than pursuant to Article VI. At least ten (10) days to any prepayment date, the Company will provide notice of prepayment to each Holder to allow conversion of the Note.

ARTICLE III. CONVERSION RIGHTS

3.1 Optional Conversion

Holder may convert all or any portion of outstanding Principal Amount and/or accrued interest at any time by delivering Exhibit A – Notice of Conversion.

3.2 Conversion Formula

The number of shares issuable upon conversion of any Principal Amount and/or accrued but unpaid interest shall equal the dollar amount being converted divided by the applicable Conversion Price.

3.3 Beneficial Ownership Blocker

In no event shall Holder, together with its Affiliates or any group acting in concert therewith, beneficially own, as determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, more than 9.9% of the outstanding Common Stock of the Company as a result of any conversion under this Note. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than sixty-one (61) days prior notice to the Company.

3.4 Issuance Mechanics

Conversion shares shall be issued in book-entry form within five (5) Business Days following receipt of a valid Notice of Conversion.

3.5 No Control Rights

Nothing contained in this Note shall grant Holder any voting rights, board designation rights, consent rights, management rights, or other control rights with respect to the Company, except such rights as may be expressly required under applicable law solely in Holder’s capacity as a security holder.

3.6 Adjustment for Stock Splits and Recapitalizations

If, at any time while this Note remains outstanding, the Company subdivides (stock split), combines (reverse stock split), pays a stock dividend, recapitalizes, reclassifies, or otherwise changes its outstanding Common Stock into a different number of shares, then the Conversion Price and any other share amounts referenced in this Note shall be proportionately adjusted so that the economic rights of Holder under this Note remain substantially unchanged.

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3.7 Failure to Timely Issue Conversion Shares

If the Company fails to issue conversion shares within fifteen (15) Business Days following receipt of a valid Notice of Conversion, and such failure is not caused by transfer agent delay, regulatory restriction, market-wide trading suspension, force majeure, or circumstances beyond the Company’s reasonable control (a “Conversion Failure”), such failure shall constitute an Event of Default under this Note. In addition to, and not in lieu of, all other rights and remedies available to Holder upon a Conversion Failure, Holder shall have the following buy-in rights: (a) Holder may, in its sole discretion, elect to purchase shares of Common Stock in the open market to satisfy any bona fide third-party sale or delivery obligation that Holder reasonably determined to make in anticipation of timely receipt of the conversion shares (a “Buy-In”); (b) the Company shall pay to Holder, in cash, within three (3) Business Days of written demand therefor, an amount equal to the excess, if any, of (i) Holder’s total purchase price (including brokerage commissions and fees) for the shares of Common Stock so purchased in connection with the Buy-In, over (ii) the product of (A) the number of shares that the Company was required to deliver to Holder in connection with the applicable Notice of Conversion, multiplied by (B) the closing sale price of the Common Stock on the Trading Day immediately preceding the date of the applicable Notice of Conversion; and (c)  in addition to the foregoing, the Company shall also pay to Holder, in cash, within three (3) Business Days of written demand, an amount equal to the excess, if any, of (i) the product of (A) the number of conversion shares that the Company failed to deliver, multiplied by (B) the lowest closing sale price of the Common Stock at any time between the Conversion Date and the date Holder effects the Buy-In or otherwise receives the conversion shares, over (ii) the aggregate purchase price paid by Holder for such shares pursuant to the Buy-In. All Buy-In amounts shall be in addition to any interest, penalties, or other amounts owing under this Note and shall not reduce or offset any amounts owed under this Note.

3.8 Exchange into Qualified Regulation A Securities

In addition to the conversion rights set forth herein, Holder may, at its election and subject to qualification by the U.S. Securities and Exchange Commission of an offering statement filed by the Company pursuant to Regulation A under the Securities Act, exchange all or any portion of the outstanding Principal Amount and accrued but unpaid interest under this Note for securities issued pursuant to such qualified Regulation A offering on substantially equivalent economic terms, or on such other terms as may be mutually agreed in writing by the Company and Holder, in each case subject to applicable federal and state securities laws. The Company shall use commercially reasonable efforts to pursue such Regulation A qualification.

ARTICLE IV. HOLDER COVENANTS

Holder covenants that while any portion of this Note remains outstanding:

4.1 No Shorting

Holder shall not directly or indirectly sell short any Company securities.

4.2 No Hedging

Holder shall not enter puts, swaps, derivatives, synthetic shorts, or similar downside trading arrangements.

4.3 No Share Lending

Holder shall not lend shares for short sale purposes.

4.4 No Manipulation

Holder shall not knowingly engage in manipulative trading in violation of applicable federal securities laws.

4.5 No Assignment

Holder may not assign, transfer, pledge, or otherwise dispose of this Note without Company’s prior written consent, except to an Affiliate controlled by Holder that agrees in writing to be bound by this Note.

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ARTICLE V. COMPANY COVENANTS

Company shall:

5.1 Maintain Good Standing

Remain in good standing in Wyoming.

5.2 Maintain Reporting

Remain current in its applicable public disclosure obligations, including OTC Markets disclosure obligations and, if applicable, U.S. Securities and Exchange Commission reporting obligations.

5.3 Reserve Shares

Maintain authorized but unissued shares of Common Stock in reserve in an amount equal to at least two hundred percent (200%) of the number of shares of Common Stock issuable upon full conversion of the then-outstanding Principal Amount and all accrued but unpaid interest under this Note at the then-applicable Conversion Price (the “Required Reserve Amount”), subject to applicable law and the Company’s governing charter documents. The Company shall at all times ensure that its authorized share capital is sufficient to satisfy the Required Reserve Amount in full, and shall take all corporate action necessary (including calling a special meeting of stockholders and seeking stockholder approval of an increase in authorized shares) to maintain such reserve. Failure to maintain the Required Reserve Amount shall constitute an Event of Default under Article VII of this Note.

5.4 Most Favored Nation

If, while any portion of this Note remains outstanding, the Company issues any convertible indebtedness or other equity-linked security on economic terms materially more favorable to the investor than those contained herein, Holder shall have the right, at Holder’s election, to receive the benefit of such materially more favorable economic term or terms, which this Note shall automatically be deemed amended to include; provided, however, that this Section shall not apply to securities issued pursuant to bona fide strategic acquisitions, employee incentive plans approved by the Board, or securities issued in a qualified Regulation A offering.

5.5 Senior Indebtedness Restriction

Without Holder’s prior written consent, the Company shall not incur any indebtedness senior in right of payment to this Note, except for ordinary course trade payables, equipment financing, bank credit facilities entered into on commercially reasonable terms, or indebtedness approved by the Board in connection with a qualified Regulation A offering or bona fide acquisition transaction.

5.6 Irrevocable Transfer Agent Letter

As a condition to Closing, and at all times thereafter while any portion of this Note remains outstanding, the Company shall deliver and maintain in full force and effect an irrevocable written letter from the Company’s transfer agent (the “Transfer Agent Letter”), in form and substance reasonably satisfactory to Holder, pursuant to which the transfer agent irrevocably acknowledges and agrees: (a) that the Required Reserve Amount of shares of Common Stock has been reserved exclusively for issuance to Holder upon conversion of this Note; (b) to process and deliver conversion shares to Holder promptly upon receipt of a valid Notice of Conversion without requiring further authorization or instruction from the Company; and (c) not to release, reduce, or cancel such reserve without the prior written consent of Holder. The Transfer Agent Letter shall expressly provide that it is irrevocable and may not be modified, amended, or rescinded without Holder’s prior written consent. If at any time the Company changes its transfer agent, the Company shall, as a condition to such change, cause the successor transfer agent to deliver a new Transfer Agent Letter to Holder no later than three (3) Business Days prior to the effective date of such change. Failure to deliver or maintain a valid Transfer Agent Letter shall constitute an Event of Default under Article VII of this Note.

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5.7 Variable Rate Transaction Restriction

So long as any portion of this Note remains outstanding, the Company shall not, directly or indirectly, without the prior written consent of Holder, enter into, issue, sell, grant, assume, guarantee, or otherwise become liable with respect to any Variable Rate Transaction. “Variable Rate Transaction” means any transaction in which the Company issues or sells (or has the right or obligation to issue or sell) any debt, equity, or equity-linked security (i) at a conversion price, exercise price, exchange rate, or other price that is based upon, or varies with, the trading price or quotations of the Common Stock at any time after the initial issuance of such security, or (ii) with a conversion price, exercise price, exchange rate, or other price that is subject to being reset at some future date after the initial issuance of such security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock, including without limitation any full ratchet or weighted-average anti-dilution protection, floating conversion price, market-adjusted conversion price, or similar variable pricing mechanism. For the avoidance of doubt, Variable Rate Transactions include, without limitation: equity lines of credit, at-the-market offerings (other than through a nationally recognized underwriter in connection with a firm commitment underwritten offering), toxic convertible notes, convertible preferred stock with variable pricing, and any arrangement commonly referred to as a “death spiral” financing. Notwithstanding the foregoing, this Section shall not apply to: (a) the issuance of securities pursuant to bona fide employee incentive plans approved by the Board; (b) the issuance of securities in connection with a bona fide acquisition transaction approved by the Board; or (c) this Note itself. The Company’s entry into any Variable Rate Transaction without Holder’s prior written consent shall constitute an Event of Default under Article VII of this Note, and shall also trigger Holder’s Most Favored Nation rights under Section 5.4 to the extent applicable.

5.8 Participation Right in Future Offerings

For a period of twenty-four (24) months following the Issue Date (the “Participation Period”), the Company shall provide Holder with written notice (a “Subsequent Placement Notice”) of any proposed issuance or sale by the Company of any equity, equity-linked, or debt securities (each, a “Subsequent Placement”) no later than five (5) Business Days prior to the anticipated closing of such Subsequent Placement. Each Subsequent Placement Notice shall describe in reasonable detail the proposed terms of such Subsequent Placement, including the type of security, proposed pricing, the amount to be raised, and the anticipated closing date. Holder shall have the right, exercisable by written notice to the Company within three (3) Business Days of receipt of a Subsequent Placement Notice, to participate in such Subsequent Placement in an amount of up to thirty percent (30%) of the total Subsequent Placement (the “Participation Amount”) on the same terms and conditions as offered to other investors in such Subsequent Placement. If Holder elects to participate, the Company shall use commercially reasonable efforts to accommodate such participation at closing. If the Company fails to provide a Subsequent Placement Notice as required herein, or closes a Subsequent Placement at terms materially more favorable than those described in the applicable Subsequent Placement Notice without re-notifying Holder, Holder shall have the right, exercisable for thirty (30) days following discovery of such failure, to purchase from the Company, at the price and on the terms of the applicable Subsequent Placement, the Participation Amount that Holder would otherwise have been entitled to purchase. Notwithstanding the foregoing, this Section shall not apply to: (a) securities issued pursuant to bona fide employee or director incentive plans approved by the Board; (b) securities issued as consideration in a bona fide acquisition transaction approved by the Board; (c) securities issued pursuant to a qualified Regulation A offering; or (d) this Note and any securities issuable upon conversion hereof.

ARTICLE VI. CHANGE OF CONTROL

Upon a Change of Control, Holder may elect by written notice before closing:

(a) Immediate conversion of outstanding Principal and accrued interest;

(b)  Payment in full, in cash, of all outstanding Principal Amount together with all accrued and unpaid interest at or prior to closing; or

(c)  Successor assumption, whereby the surviving or successor entity assumes this Note in writing and expressly agrees to honor all payment, conversion, covenant, and Holder protection provisions contained herein on terms no less favorable to Holder than those set forth in this Note.

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ARTICLE VII. EVENTS OF DEFAULT; BREACHES

Events of Default:

(a) failure to pay amounts due;

(b) uncured material breach after ten (10) Business Days written notice;

(c) voluntary bankruptcy filing;

(d) receiver appointed over substantially all assets;

(e)  Cross-Default: the Company defaults (after giving effect to any applicable notice, grace, or cure period) under any other note, loan agreement, indenture, mortgage, lease, or other material agreement or instrument evidencing or relating to indebtedness or other obligations of the Company in excess of $25,000 in the aggregate (a “Cross-Default Event”), or any such obligation is accelerated, declared due and payable, or becomes subject to a right of acceleration, in each case regardless of whether such other obligation is senior, pari passu, or junior in right of payment to this Note; provided, however, that a Cross-Default Event shall not be deemed to have occurred if (i) the Company is contesting such default in good faith by appropriate proceedings and has provided Holder with written notice of such contest within five (5) Business Days of the occurrence thereof, and (ii) such contest, if successful, would cure the underlying default in its entirety.

Upon Event of Default by Company, Holder may accelerate all obligations under this Note, whereupon all outstanding Principal Amount together with accrued and unpaid interest shall become immediately due and payable. Upon the occurrence of an Event of Default, a one-time penalty of twenty percent (20%) of the then-outstanding Principal Amount (the “Default Penalty”) shall be automatically added to and become part of the outstanding Principal Amount, without demand or further notice, and shall accrue interest at the Default Rate from the date of such Event of Default. From and after the occurrence of an Event of Default until cured or paid in full, this Note shall accrue interest at eighteen percent (18%) per annum (the “Default Rate”). The Default Penalty and Default Rate interest shall be in addition to, and shall not reduce or offset, any other amounts owed under this Note, including without limitation any buy-in amounts under Section 3.7 or conversion dispute penalties under Section 10.4.

Upon a breach by Holder under Article IV, the Company may suspend Holder’s conversion rights until such breach is cured to the Company’s reasonable satisfaction.

ARTICLE VIII. REPRESENTATIONS OF HOLDER

Holder represents:

(a) it is an accredited investor;

(b) acquiring for investment;

(c) understands illiquidity;

(d) capable of bearing total loss;

(e) acquiring for its own account and not with a present intent of public distribution.

ARTICLE IX. REPRESENTATIONS OF COMPANY

The Company hereby represents and warrants to Holder as of the Issue Date, and covenants that each of the following representations shall remain true and correct for so long as any portion of this Note remains outstanding (and the Company shall promptly notify Holder in writing if any representation becomes untrue or misleading in any material respect):

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9.1 Non-Shell Status

The Company is not, and has not been at any time during the twelve (12) months preceding the Issue Date, a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or Rule 144(i)(1)(i) under the Securities Act. Without limiting the foregoing, the Company: (a) is not a blank check company; (b) has no specific business plan or purpose other than to engage in a merger or acquisition with an unidentified company or companies; (c) has active business operations, employees or contractors performing services, and generates or is actively pursuing revenues in the ordinary course of its business; and (d) has assets consisting of more than cash and cash equivalents. The Company covenants that it shall not take any action, or fail to take any action, that would cause it to become a shell company during the term of this Note. If the Company becomes a shell company at any time while this Note remains outstanding, such event shall constitute an Event of Default under Article VII, and shall additionally impair Holder’s ability to rely on Rule 144 for resale of conversion shares — a consequence the Company expressly acknowledges and accepts. For the avoidance of doubt, the Company’s shell company status is a material inducement to Holder’s purchase of this Note, and any breach of this representation or covenant shall entitle Holder to all remedies available at law and in equity, including without limitation acceleration of all obligations under this Note and the right to seek specific performance and injunctive relief without bond.

ARTICLE X. MISCELLANEOUS

10.1 Governing Law

Wyoming law governs.

10.2 Venue

Exclusive venue shall be Wyoming state or federal courts.

10.3 Attorneys’ Fees

In any action, proceeding, or dispute arising out of or relating to this Note, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, court costs, and all other reasonable costs of enforcement or collection from the non-prevailing party.

10.4 Conversion Dispute Fees and Penalties

In addition to and not in limitation of the general attorneys’ fees provision in Section 10.3, if the Company (a) wrongfully disputes, delays, refuses, or otherwise fails to honor a valid Notice of Conversion delivered by Holder in accordance with this Note, or (b) takes any action or fails to take any action that prevents or materially impedes Holder’s exercise of its conversion rights hereunder, then the Company shall be liable to Holder for: (i) all of Holder’s reasonable attorneys’ fees, paralegal fees, court costs, and other out-of-pocket costs and expenses incurred in connection with enforcing Holder’s conversion rights or seeking specific performance, injunctive relief, or any other remedy available at law or in equity; (ii) a cash penalty of One Thousand Dollars ($1,000) per calendar day for each day that such wrongful dispute, delay, refusal, or failure continues following the date of the applicable Notice of Conversion (the “Daily Conversion Penalty”), which Daily Conversion Penalty shall accrue without demand, shall not be subject to any cure period, and shall be payable by the Company to Holder within five (5) Business Days of written demand therefor; and (iii) any and all damages, losses, and costs arising from Holder’s inability to convert, including without limitation any market losses attributable to the Company’s failure to deliver conversion shares. The Daily Conversion Penalty and all other amounts payable under this Section shall be in addition to, and shall not reduce or offset, any buy-in amounts payable under Section 3.7, any accrued interest or default interest under Article II, or any other amounts owed under this Note. The Company expressly acknowledges that Holder’s conversion rights are a material inducement to Holder’s purchase of this Note, that a breach of such rights would cause irreparable harm not adequately compensable in damages alone, and that Holder shall be entitled to seek specific performance and injunctive relief to enforce its conversion rights without the necessity of proving actual damages or posting any bond or other security.

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10.5 Entire Agreement

This Note, together with Exhibit A and Exhibit B attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral or written discussions, negotiations, and understandings relating thereto.

10.6 Amendments

Only by written instrument signed by Company and Holder.

10.7 Counterparts

Electronic signatures and counterparts permitted.

10.8 Severability

Invalid provision severed without impairing remainder.

10.9 Waiver of Jury Trial

EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE.

10.10 Notices

All notices, demands, requests, consents, approvals, or other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered personally, sent by nationally recognized overnight courier, or transmitted by electronic mail with confirmation of receipt, addressed to the parties at their respective addresses set forth herein, or to such other address as either party may designate by written notice.

[SIGNATURE PAGE FOLLOWS]

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SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Convertible Promissory Note to be duly executed as of the Issue Date first written above.

BITFRONTIER CAPITAL HOLDINGS, INC.

a Wyoming corporation,

doing business as UNLOCKD, Inc.

By: /s/ Jordan P. Balencic

Name: Jordan P. Balencic, D.O.

Title: Chief Executive Officer

PINZ CAPITAL SPECIAL OPPORTUNITIES FUND, LP

By: /s/ Matthew Pinz

Name: Matthew Pinz

Title: CIO

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EXHIBIT A

NOTICE OF CONVERSION

TO:

BitFrontier Capital Holdings, Inc.

d/b/a UNLOCKD, Inc.

342 N Queen Street, Warehouse D

Lancaster, PA 17603

Reference is made to that certain Convertible Promissory Note dated May 13, 2026 (the “Note”), issued by BitFrontier Capital Holdings, Inc. to Pinz Capital Special Opportunities Fund, LP, by and through Matthew Pinz (the “Holder”).

Pursuant to the terms of the Note, Holder hereby irrevocably elects to convert the amount set forth below into shares of the Company’s Common Stock.

Conversion Information

Amount to be Converted: $_________________

☐	Principal Amount Conversion
☐	Accrued Interest Conversion
☐	Combination of Principal and Accrued Interest Conversion
☐	Exchange into Qualified Regulation A Securities pursuant to Section 3.9

Applicable Conversion Price (per Note): $________________

Total Number of Shares to be Issued: ________________

Outstanding Principal Remaining After Conversion (if any): $________________

Outstanding Accrued Interest Remaining After Conversion (if any): $________________

Delivery Instructions

Issue shares in the following name:

Account / DTC / DWAC Instructions (if applicable):

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Tax Identification Number (if required):

Holder Certification

Holder certifies that:

1.	This conversion complies with the 9.9% beneficial ownership limitation set forth in the Note;
2.	Holder remains in full compliance with all covenants, restrictions, and obligations contained in the Note, including without limitation the standstill, no shorting, no hedging, and no share lending provisions.
3.	Holder acknowledges that any conversion or exchange under the Note remains subject to applicable federal and state securities laws, including, where applicable, qualification of an offering statement pursuant to Regulation A under the Securities Act.

PINZ CAPITAL SPECIAL OPPORTUNITIES FUND, LP

By: ________________________

Name: Matthew Pinz

Title: CIO

Date: ________________________

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EXHIBIT B

HOLDER INVESTMENT REPRESENTATION LETTER

This Holder Investment Representation Letter is delivered in connection with the purchase of the Convertible Promissory Note issued by BitFrontier Capital Holdings, Inc.

Holder represents, warrants, and covenants:

1.	Holder is an accredited investor within the meaning of Rule 501 under Regulation D.
2.	Holder possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this investment.
3.	Holder is acquiring the Note for investment purposes only and not with a present intent to distribute.
4.	Holder understands:
o	the Note is speculative;
o	the securities are restricted;
o	there may be no public market for resale;
o	Holder may bear a total loss of investment.
5.	Holder has had the opportunity to ask questions of management and obtain information reasonably requested.
6.	Holder understands no governmental authority has passed on the merits of the securities.
7.	Holder will comply with all contractual trading restrictions contained in the Note.

PINZ CAPITAL SPECIAL OPPORTUNITIES FUND, LP

By: /s/ Matthew Pinz

Name: Matthew Pinz

Title: CIO

Date: 5/18/2026

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